Exhibit 99

News Release

NYSE: MMP

Date:	May 20, 2004

Contact:	Paula Farrell
(918) 573-9233
paula.farrell@magellanlp.com

Magellan Midstream Partners Announces New Board Member

TULSA, Okla. – The board of directors for the general partner of Magellan Midstream Partners, L.P. (NYSE: MMP) has elected N. John Lancaster, Jr. as a board member. Lancaster will serve as one of two representatives on the board from Carlyle / Riverstone. He replaces David M. Leuschen who resigned on May 4.

Lancaster, 36, is currently a managing director of Riverstone where his primary focus includes sourcing and executing investments in the energy industry. Prior to joining Riverstone in 2000, Lancaster was a director with The Beacon Group, LLC, a strategic advisory and private equity investment firm. He also served previously in the energy investment banking groups of both Credit Suisse First Boston and Bankers Trust.

During his career, Lancaster has executed numerous investment, mergers and acquisition and capital market transactions involving companies engaged in all major segments of the energy industry.

“John’s experience in the financial realms of the energy industry should complement the strength of our existing board of directors,” said Don Wellendorf, chairman and chief executive officer. “We look forward to his active participation in helping to guide the future of our partnership.”

Lancaster received a bachelor’s degree in finance from the University of Texas and a master’s degree in business administration from Harvard Business School.

About Magellan Midstream Partners, L.P.

Magellan Midstream Partners, L.P. is a publicly traded partnership formed to own, operate and acquire a diversified portfolio of energy assets. The partnership primarily transports, stores and distributes refined petroleum products. More information is available at www.magellanlp.com.

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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the partnership believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Additional information about issues that could lead to material changes in performance is contained in the partnership’s filings with the Securities and Exchange Commission.